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                                                                    EXHIBIT 99.1

                DATA PROCESSING RESOURCES CORPORATION ANNOUNCES
             PROPOSED PRIVATE OFFERING OF $85 MILLION CONVERTIBLE
                              SUBORDINATED NOTES

     NEWPORT BEACH, CALIFORNIA -- MARCH 5, 1998 -- Data Processing Resources Corporation (Nasdaq: DPRC) today announced that, subject to market and other conditions, it intends to raise $85 million (excluding proceeds of the over-allotment option, if any) through a private placement under Rule 144A of convertible subordinated notes (the "Notes") within the United States to qualified institutional buyers.

     It is contemplated that the Notes will have a term of seven years and be convertible into DPRC common stock. The Company stated that it intends to use the net proceeds of the offering for repayment of debt and for general corporate purposes, including acquisitions.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. Offers of Notes, if any, in connection with the proposed private offering shall be made only by means of a private Offering Memorandum.

     The securities offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. The Company has agreed to file, within 60 days after the date of initial issuance of the Notes, and to use reasonable efforts to have declared effective, a shelf registration statement under the Securities Act of 1933 to register resales by the holders of the Notes and the DPRC common stock issuable upon conversion thereof.

     The Company from time to time makes forward-looking disclosures in its public disclosures, including, without limitation, statements relating to the Company's growth and strategies and statements regarding its development and acquisition activities. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

     Data Processing Resources Corporation provides information technology staffing services through a network of sixteen branch facilities and three international recruiting offices to a diverse group of corporate clients through a database of highly qualified technical consultants. Additional information on DPRC is now available via the Internet's World Wide Web at http://www.dprc.com. For more investor information via facsimile, please call 1-800-PRO-INFO and enter client code DPRC.